Exhibit 99.1

Abtech Holdings Enters into Definitive Binding Agreement to Merge with AbTech Industries

SCOTTSDALE, AZ – (MARKETWIRE – July 19, 2010) – Abtech Holdings, Inc. (OTCBB: ABHD) (“the “Company”) is pleased to announce that it has entered into a definitive binding agreement and plan of merger with AbTech Industries, Inc., a Delaware corporation (“AbTech Industries”).

Under the terms of the agreement, a wholly-owned subsidiary of the Company will acquire all of the issued and outstanding capital stock of AbTech Industries in exchange for the shareholders of AbTech Industries acquiring a controlling ownership interest in the Company. At the closing of the merger transaction, AbTech Industries would become a wholly-owned subsidiary of the Company and the board of directors and management of AbTech Industries would become the board of directors and management of the Company. The reverse merger is subject to a number of closing conditions, including approval by the shareholders of AbTech Industries.

About Abtech Holdings, Inc. (OTCBB: ABHD)
Details about the pending merger transaction and about Abtech Holdings' business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About AbTech Industries, Inc.
AbTech Industries has been a privately held company since its founding over a decade ago as a startup R&D venture. AbTech Industries' operations have been funded by over $20 million dollars invested to-date. Its patented Smart Sponge® technology is a unique and innovative chemically selective polymer technology capable of removing hydrocarbons, sediment and other foreign elements from still (ponds, lakes and marinas) or flowing water (curbside drains, pipe outflows, rivers and oceans). The product is installed in over 13,000 locations across America and in 8 foreign countries. AbTech Industries is currently working on a variety of efforts to deploy its technology in the Gulf of Mexico and throughout the US public sector and DOD markets. For more information please visit: www.abtechindustries.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Exhibit 99.1

ON BEHALF OF THE BOARD

Abtech Holdings, Inc.

Mandi Luis, President

Investors Relations
Phone: +1 (480) 320-4738
Email:  info@abtechinfo.us

Source: Abtech Holdings, Inc.